                                                                    Exhibit 23.2



              Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated March 21, 1997 (except for Note 11 as to which the date is December 18, 1997), on the consolidated balance sheets of Motors and Gears, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholder's equity, and cash flows for the period from September 23, 1995 to December 31, 1995 and for the year ended December 31, 1996; our report dated February 23, 1996, on the combined balance sheet of Merkle-Korff Industries, Inc., Mercury Industries, Inc., and Elmco Industries, Inc. as of December 31, 1994, and the related combined statements of income and retained earnings and cash flows for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to September 22, 1995; our report dated January 19, 1996 on the balance sheets of Barber-Colman Company - Barber-Colman Motors Division as of March 31, 1995 and December 31, 1995, and the related statements of divisional operations and cash flows for the year ended March 31, 1995 and the nine month period ended December 31, 1995; our report dated October 1, 1996 on the consolidated balance sheets of The Imperial Electric Company and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995; in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Motors and Gears, Inc. for the registration of $270,000,000 of 10 3/4% Series D Senior Notes due 2006.


                                                  Ernst & Young LLP


Chicago, Illinois
January 9, 1998